THE SOMERSET GROUP, INC.              CONSOLIDATED BALANCE SHEETS
                                                As of December 31,
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

ASSETS                                              1996            1995
Current assets
 Cash and cash equivalents                    $1,060,000      $1,699,000
 Short term investments                        4,724,000       7,194,000
 Trade accounts, notes and other receivables
  less allowance for doubtful accounts           187,000       1,005,000
 Prepaid expenses                                 13,000           3,000
                                              ----------      ----------
   Total current assets                        5,984,000       9,901,000
Investments
 First Indiana Corporation (market values of
   $48,470,000 and $38,882,000)               29,746,000     $27,549,000

Office furniture and equipment                   226,000         241,000
  Less accumulated depreciation                   86,000         196,000
                                              ----------      ----------
                                                 140,000          45,000
Other assets
 Notes receivable                                740,000         771,000
 Goodwill, net of accumulated amortization     1,142,000
 Other                                           460,000         460,000
                                              ----------      ----------
                                               2,342,000       1,231,000
Total Assets                                 $38,212,000     $38,726,000
                                             ==========      ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
 Trade accounts payable                          $37,000        $221,000
 Accrued compensation                             64,000          36,000
 Taxes, other than income taxes                    9,000          15,000
 Income taxes                                     16,000         191,000
 Other accrued expenses                           23,000         334,000
                                              ----------      ----------
     Total current liabilities                   149,000         797,000


Long-term notes payable - banks                     ---        2,500,000
Deferred income taxes                          6,827,000       5,931,000
Shareholders' equity
 Common stock without par value, authorized
   4,000,000 shares, issued 2,858,317 shares   1,829,000       1,829,000
   Capital in excess of stated value           5,181,000       4,986,000
   Unrealized gains (losses) on short-term
    investments, net of deferred income taxes       ---           72,000
 Retained earnings                            25,962,000      24,230,000
                                              ----------      ----------
                                              32,972,000      31,117,000
 Less 303,165 and 306,766, treasury shares,
   at cost                                     1,736,000       1,619,000
     Total shareholders' equity               31,236,000      29,498,000
                                              ----------      ----------
Total Liabilities and Shareholders' Equity   $38,212,000     $38,726,000
                                             ==========      ==========
See accompanying Notes to Consolidated Financial Statements
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